MEMORANDUM

DATE: July 8, 2003

TO: File

FROM: Joe Flynn

RE: Item 77(i): Form N-SAR for Fidelity Securities Fund

Pursuant to a Board approved vote on January 16, 2003, Fidelity Securities Fund commenced a new series of shares, Fidelity Real Estate Income Fund, on February 1, 2003.